EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-08189 and No. 333-62659) pertaining to the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan and the Registration Statement (Form S-8 No. 333-43605) pertaining to the AirNet Systems, Inc. Retirement Savings Plan and the Registration Statement (Form S-8 No. 333-116827) pertaining to the AirNet Systems, Inc. 2004 Stock Incentive Plan of our report dated March 3, 2006, except for Note 4 as to which the date is March 28, 2006, with respect to the consolidated financial statements and financial statement schedule of AirNet Systems, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Columbus, Ohio
March 29, 2006